Rosehill Resources Inc. and Rosehill Operating Company, LLC
File Voluntary Bankruptcy Petitions

HOUSTON July 27, 2020 - Rosehill Resources Inc. (NASDAQ:ROSE, ROSEW, ROSEU) (the “Company”) and Rosehill Operating Company, LLC (“Rosehill Operating” and together with the Company, “Rosehill”) announced today that they have commenced voluntary Chapter 11 cases (the “Chapter 11 Cases”) under the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, pursuant to the terms of the previously announced Restructuring Support Agreement (the “RSA”) between the Company, the lenders under Rosehill’s revolving first lien credit facility, holders of Rosehill’s second lien notes and the Company’s Series B Preferred Stock, and Tema Oil and Gas Company, as the holder of approximately 66.8% of the equity interests in the Company and 35.2% of the equity interests in Rosehill Operating and party to the Company’s Tax Receivable Agreement (collectively, the “Consenting Creditors”).

In connection with the Chapter 11 Cases, Rosehill has filed customary motions authorizing it to proceed with its operations in the ordinary course, including to enter into a $17.5 million junior convertible secured debtor-in-possession delayed-draw term loan facility and use cash collateral. The Company currently expects that the DIP facility will provide sufficient liquidity to meet its financial obligations during the duration of the Chapter 11 Cases. The Company expects to continue to operate its business during the Chapter 11 Cases without material disruption to its vendors, partners or employees.

As previously announced, under the RSA, Rosehill and the Consenting Creditors have reached an agreement on the terms of a prepackaged plan of reorganization (the “Plan”). Following consummation of the Plan, the Company’s equity will be owned solely by certain of the Consenting Creditors and holders of the Company’s preferred stock, and holders of general unsecured claims, including the Company’s trade creditors and vendors, will pass through the Chapter 11 Cases with their claims unimpaired by the bankruptcy and being satisfied in full. Additionally, pursuant to the Plan, all of the common equity of the Company will be cancelled and receive no recovery.

For more information on the RSA or the Plan, please read the Company’s Current Report on Form 8-K, to be filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Court filings and information about the Chapter 11 Cases can be found at a website maintained by Rosehill’s claim agent, Epiq Corporate Restructuring, LLC, at https://dm.epiq11.com/rosehill, or by calling 1-866-897-6433 (Domestic) or 1-646-282-2500 (International).

In connection with the Chapter 11 Cases and pursuant to the Plan, on July 24, 2020 the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) of its intention to voluntarily delist its Class A Common Stock, Class A Common Stock Public Warrants and Class A Common Stock Public Units (the “Listed Securities”) from Nasdaq. The Company further requested that Nasdaq file a Form 25 with the SEC, and expects that the Listed Securities will cease trading on Nasdaq on or about August 13, 2020. Following the delisting from Nasdaq, the Company intends to voluntarily deregister its Listed Securities and cease its public reporting obligations with the SEC.

Advisors to Rosehill

Gibson, Dunn & Crutcher LLP and Haynes and Boone, LLP are acting as legal counsel, and Jefferies LLC and Opportune LLP are acting as financial advisors to Rosehill in connection with the Chapter 11 Cases.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an independent oil and gas exploration company with assets positioned in the Delaware Basin portion of the Permian Basin. The Company’s strategy includes the focused development of its multi-bench assets in the Northern Delaware Basin and the Southern Delaware Basin, as well as adding economic drilling inventory to support future growth. The Company’s website is www.rosehillresources.com. Information on the website is not part of this press release.

Forward-Looking Statements

Investors in Rosehill Resources are cautioned that Trading in the Company’s securities involves a high degree of risk and investors may lose all of their investment. This communication includes certain forward-looking statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements included in this communication, other than statements of historical fact, are forward-looking statements, including statements regarding the Chapter 11 Cases, the Plan, the delisting of the Listed Securities, the final terms of the Plan when consummated, recovery by any creditors or equity holders, and the Company’s operations and liquidity. Such statements are subject to risks and uncertainties that could cause results to differ materially from the Company’s expectations, including the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and in other public filings with the SEC by the Company. The COVID-19 pandemic and related impact on economic and industry conditions may make it more difficult for the Company to assess future risks or the impact of known risks. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication. While the Company makes these statements in good faith, neither the Company, its management, nor Rosehill Operating can guarantee that anticipated future results will be achieved. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:

David L. French	Craig Owen
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
281-675-3400	281-675-3400